Vocus Announces Record Results for First Quarter 2006
Company Increases Guidance for Full Year 2006

LANHAM, MD: April 25, 2006 — Vocus, Inc. (NASDAQ: VOCS), a leading provider of on-demand software for corporate communications and public relations, announced today financial results for the first quarter ended March 31, 2006.

“We are pleased to report strong first quarter financial results, with record revenue, profits and cash flow,” said Vocus President and CEO, Rick Rudman. “The quarter came in better than we expected, due to impressive sales results from all of our key revenue segments in the U.S and in Europe. We are off to a great start in 2006, and well positioned to extend our market leadership in the rapidly growing on-demand Corporate Communications and Public Relations market.”

Financial Highlights

•	Revenues for the quarter were $8.26 million, which represents a 35% increase over the prior year and a 5% increase over the prior quarter. The first quarter 2006 represents the 27th consecutive quarter of revenue growth for the Company;

•	GAAP loss from operations was $(632,000) for the first quarter of 2006, compared to $(929,000) for the first quarter of 2005. GAAP net loss attributable to common stockholders was $(182,000) for the first quarter of 2006, compared to $(1.46) million for the first quarter of 2005, or $(0.01) and $(0.35) per basic and diluted share for those quarters. The quarterly GAAP results of operations for the periods presented are not comparable as the results for the first quarter 2006 include non-cash stock-based compensation expense of $375,000, reflecting the adoption of FAS 123R on January 1, 2006;

•	Non-GAAP income from operations for the quarter was $93,000 compared to non-GAAP loss from operations of $(403,000) in the same period last year. Non-GAAP net income for the quarter was $543,000 or $0.03 per diluted share compared to non-GAAP net loss of $(425,000) or $(0.04) per diluted share in the same period last year. These non-GAAP financial measures exclude amortization of intangible assets, stock-based compensation from the adoption of FAS 123R and accretion of preferred stock. All of these charges are included in Vocus’ GAAP results;

•	Total deferred revenue as of March 31, 2006 was $21.35 million, compared to $16.35 million at March 31, 2005;

•	Cash flow from operations was $2.17 million for the first quarter of 2006 compared to $347,000 for the same period last year.

Business Highlights

•	Added 63 net new customers during the quarter compared to 34 net new customers added during the same period last year and ended the first quarter 2006 with 1,447 total active customers;

•	Signed subscription agreements with new and existing customers including AIG Global Asset Management, American University, Blue Cross Blue Shield Association, Boston Properties, Capital One, Dell Computer Corporation, Eastman Chemical, Half Price Books, Heineken, Kaiser Permanente, London Borough of Greenwich, Motorola, National Cancer Institute, New York Transit Authority, Petco Animal Supplies and Summit Orthopedics;

•	Announced the release of Vocus News-On-Demand Premium, a new version of the Company’s award-winning news monitoring service. Vocus News-On-Demand Premium monitors over 25,000 news sources across print, internet, blogs and broadcast media, and includes the print editions of The New York Times, Forbes and USA Today;

•	Launched Italian version of Vocus Public Relations, increasing the number of languages Vocus’ software is available in to five;

•	Joined the Russell 2000 and Russell 3000 Indexes, whose membership is determined primarily by size of market capitalization and investment style attributes.

Guidance

Vocus is providing guidance for the second quarter of 2006 and raising guidance for the full year 2006 based on information as of April 25, 2006:

•	For the second quarter of 2006, revenue is expected to be in the range of approximately $8.7 million to $8.9 million. Non-GAAP EPS, which excludes the amortization of intangible assets and stock-based compensation relating to FAS 123R, is expected to be in the range of $0.02 to $0.03 assuming an estimated weighted average 16.7 million diluted shares outstanding and an estimated non-GAAP effective tax rate of 5%. Amortization of intangible assets and stock-based compensation, reflecting the adoption of FAS 123R, is expected to be $0.05 per share. GAAP EPS is expected to be in the range of $(0.03) to $(0.02) assuming an estimated weighted average 15.1 million basic shares outstanding.

•	For the full year of 2006, revenue is expected to be in the range of $35.5 million to $36.3 million. Non-GAAP EPS, which excludes the amortization of intangible assets and stock-based compensation relating to FAS 123R, is expected to be in the range of $0.16 to $0.18 assuming an estimated weighted average 16.8 million diluted shares outstanding and an estimated non-GAAP effective tax rate of 5%. Amortization of intangible assets and stock-based compensation, reflecting the adoption of FAS 123R, is expected to be $0.21 per share. GAAP EPS is expected to be in the range of $(0.05) to $(0.03) assuming an estimated weighted average 15.3 million basic shares outstanding.

Conference Call Information

Vocus will discuss the financial results and business highlights of the first quarter 2006 in a conference call at 4:30 p.m. EDT, or 1:30 p.m. PDT, today. The public is invited to listen to a live web cast of Vocus’ conference call on the investor relations section of the company’s website at http://onlinepressroom.net/vocus/ir/. For investors unable to participate in the live conference call, an audio replay will be available approximately two hours after the conclusion of the call. The audio replay will be available until May 2, 2006 at 11:59 p.m. EDT and can be accessed by dialing (800) 642-1687 or (706) 645-9291 and entering conference number 7654304. A web cast replay of the call will be available on the Investor Relations section of the company’s website approximately one hour after the conclusion of the call and will remain available until May 25, 2006.

About Vocus, Inc.
Vocus (NASDAQ: VOCS) is a leading provider of on-demand software for corporate communications and public relations. Our web-based software suite helps organizations of all sizes manage local and global relationships and communications with journalists, analysts, public officials and other key audiences. Our software helps customers manage media relations, news monitoring and analysis, interactive email campaigns, online newsrooms, and government relations activities. Vocus software is delivered as an easy-to-use and cost-effective annual subscription, with no need for internal hardware, software or IT support. Our software is currently available in five languages, and is in use by customers around the world. Vocus is based in Lanham, MD with offices in North America and Europe. For more information please visit www.vocus.com or call 800.345.5572.

This release contains “forward-looking” statements that are made pursuant to the Safe Harbor provisions of the Private Securities Litigation Reform Act of 1995. These are statements that are predictive in nature, that depend upon or refer to future events or conditions, or that include words such as “may,” “will,” “expects,” “projects,” “anticipates,” “estimates,” “believes,” “intends,” “plans,” “should,” “seeks,” and similar expressions.  This press release contains forward-looking statements relating to, among other things, Vocus’ expectations and assumptions concerning future financial performance. Forward-looking statements involve known and unknown risks and uncertainties that may cause actual future results to differ materially from those projected or contemplated in the forward-looking statements. Forward-looking statements may be significantly impacted by certain risks and uncertainties described in Vocus’ filings with the Securities and Exchange Commission.

The risks and uncertainties referred to above include, but are not limited to, risks associated with possible fluctuations in our operating results and rate of growth, our history of operating losses, the possibility that we will not achieve GAAP profitability, interruptions or delays in our service or our Web hosting, our new business model, breach of our security measures, the emerging market in which we operate, our relatively limited operating history, our ability to hire, retain and motivate our employees and manage our growth, competition, our ability to continue to release and gain customer acceptance of new and improved versions of our service, successful customer deployment and utilization of our services, fluctuations in the number of shares outstanding, foreign currency exchange rates and interest rates.

Vocus, Inc.

Condensed Consolidated Balance Sheets	December 31,	March 31,
(dollars in thousands)	2005	2006 (unaudited)
Assets
Current assets
Cash and cash equivalents	$40,027	$40,109
Short-term investments	1,400	3,399
Accounts receivable, net	6,012	4,744
Prepaid royalty fees	493	491
Other current assets	695	879
Total current assets	48,627	49,622
Property and equipment, net	4,161	4,019
Intangible assets, net	2,519	2,169
Other assets	529	546
Total assets	$55,836	$56,356

Liabilities and shareholders’ equity
Current liabilities
Accounts payable	$268	$321
Accrued compensation	1,451	1,128
Accrued expenses	1,333	1,241
Current portion of notes payable and capital lease obligations	642	721
Current portion of deferred revenue	20,018	20,740
Total current liabilities	23,712	24,151
Notes payable and capital lease obligations, net of current portion	765	563
Other liabilities	105	110
Deferred revenue, net of current portion	678	606
Total liabilities	25,260	25,430
Redeemable common stock	189	191
Shareholders’ equity
Common stock	158	160
Treasury stock	(3,283)	(3,283)
Additional paid-in capital	70,470	70,987
Deferred compensation	(19)	—
Accumulated other comprehensive income	52	44
Accumulated deficit	(36,991)	(37,173)
Total shareholders' equity	30,387	30,735

	$55,836	$56,356

Condensed Consolidated Statements of Operations	Three months ended March 31,
(dollars in thousands except share and per share data)	2005	2006
Unaudited		Unaudited
Revenues	$6,100	$8,262
Cost of revenues	1,457	1,962
Gross profit	4,643	6,300
Operating expenses
Sales and marketing	3,354	4,005
Research and development	596	739
General and administrative	1,228	1,927
Amortization of intangible assets	394	261
Total operating expenses	5,572	6,932
Loss from operations	(929)	(632)
Interest and other income	25	503
Interest expense	(47)	(21)
Loss before provision for income taxes	(951)	(150)
Provision for income taxes	—	(32)
Net loss	(951)	(182)
Accretion of preferred stock	(508)	—
Net loss attributable to common stockholders	$(1,459)	$(182)

Earnings per share:
Basic and diluted	$(0.35)	$(0.01)
Shares used in calculation:
Basic and diluted	4,168,621	14,965,271

	Three months ended March 31,
	2005	2006
	Unaudited	Unaudited
Reconciliation of GAAP loss from operations to non-GAAP (loss) income from operations (dollars in thousands)
Loss from operations	$(929)	$(632)
Amortization of intangible assets (including $132 and $89 in cost of revenues in 2005 and 2006, respectively)	526	350
Non-cash stock-based compensation (FAS 123R)	—	375
Non-GAAP (loss) income from operations	$(403)	$93

Reconciliation of GAAP net loss attributable to common stockholders to non-GAAP net (loss) income (dollars in thousands)
Net loss attributable to common stockholders	$(1,459)	$(182)
Accretion of preferred stock	508	—
Amortization of intangible assets (including $132 and $89 in cost of revenues in 2005 and 2006, respectively)	526	350
Non-cash stock-based compensation (FAS 123R)	—	375
Non-GAAP net (loss) income	$(425)	$543

Non-GAAP net (loss) income per share attributable to common stockholders
Basic	$(0.04)	$0.04
Diluted	$(0.04)	$0.03
Weighted average number of shares used in per share amounts
Basic	9,995,289	14,965,271
Diluted	9,995,289	16,446,821
Weighted average shares calculation
Basic weighted average shares outstanding	4,168,621	14,965,271
Conversion of preferred stock	5,826,668	—
Non-GAAP basic weighted average shares outstanding	9,995,289	14,965,271
Supplemental information of non-cash stock-based compensation included in:
Cost of revenues	$—	$19
Sales and marketing	—	71
Research and development	—	53
General and administrative	—	232
Total non-cash stock-based compensation	$—	$375

The non-GAAP financial measures discussed in the text of this press release and accompanying non-GAAP supplemental information represent financial measures used by Vocus’ management to evaluate the operating performance of the company and to conduct its business operations. Non-GAAP financial measures discussed in this press release exclude amortization of intangible assets, non-cash stock-based compensation expense from the adoption of SFAS No. 123 (revised 2004) or FAS 123R and the accretion of preferred stock. It is management’s belief that these items are either not indicative of ongoing operations or the inclusion of such costs would not make the results of operations comparable for the periods presented. For example, the amortization of intangible assets recorded in connection with our acquisitions of Gnossos Software and Public Affairs Technologies consist primarily of intangible assets pertaining to purchased technology and customer relationships that are not expected to be replaced when fully amortized, as might a depreciable tangible asset.  In addition, the Company adopted the provisions of FAS 123R on January 1, 2006, using the modified prospective method for options granted subsequent to the filing of the company’s initial registration statement. Accordingly, the adoption of FAS 123R resulted non-cash stock-based compensation expense, which the Company was required to record in the first quarter of 2006 but not in the comparable period for the preceding year. Also, the accretion of preferred stock was recorded on the outstanding preferred stock which converted into common stock upon the completion of our initial public offering in December 2005.  Accordingly, the accretion of preferred stock did not result in an ongoing charge to operations.  Non-GAAP EPS also assumes the conversion of the preferred stock at the beginning of all periods presented.

Management uses the non-GAAP financial measures for planning purposes, including the preparation of operating budgets and to determine appropriate levels of operating and capital investments. Management also believes that the non-GAAP financial measures provide additional insight for analysts and investors in evaluating the company’s financial and operational performance and in assisting investors in comparing the company’s financial performance to those of other companies in the company’s industry. However, these non-GAAP financial measures are not intended to be an alternative to financial measures prepared in accordance with GAAP and should not be considered in isolation from our GAAP results of operations. Pursuant to the requirements of SEC Regulation G, a detailed reconciliation between the company’s GAAP and non-GAAP financial results is provided in this press release and investors are advised to carefully review and consider this information as well as the GAAP financial results that are disclosed in the company’s SEC filings.